NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS 2004 FULL YEAR AND FOURTH QUARTER RESULTS
Strong Growth in Assets and Loans Drives 16% Growth in 2004 Net Income

EUGENE, OR, January 19, 2005 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the full year and fourth quarter ended December 31, 2004.

2004 Financial Results:
For the year 2004, net income was $7.9 million, up from the $6.8 million reported for 2003. Earnings per diluted share for 2004 were $0.90, up 13.9% compared to the $0.79 per diluted share reported for 2003. Operating revenue, consisting of net interest income plus noninterest income, was $29.4 million for 2004, up $2.2 million or 8.3% over 2003. Net interest income for 2004 was $25.0 million, up $2.7 million over the prior year’s amount of $22.2 million, largely as a result of growth in loans and higher loan fee income. Noninterest income was down $0.5 million for the year reflecting the decrease in mortgage refinancing activity associated with the general rise in interest rates. Return on average assets and return on average equity for 2004 were 1.71% and 17.26%, respectively, comparable to the 1.70% and 17.18%, respectively, that were reported for 2003. All outstanding shares and per share data for the fourth quarter and full year 2003 have been retroactively adjusted to reflect the 5-for-4 stock split declared during the third quarter of 2004.

"The year 2004 saw Pacific Continental continue to execute on its business strategies as evidenced by the strong growth in assets and loans along with continued improvement in our portfolio credit quality. We delivered on our commitment to shareholders with net income up 16.4%; we declared a second consecutive stock split and increased our cash dividends," commented Hal Brown, president and CEO of Pacific Continental Corporation. "During 2004 we continued our Portland expansion and successfully grew our asset base in this important market. Today, total assets are now about equally distributed between Portland and our historically strong Lane County market. This accomplishment provides a strong validation that Pacific Continental’s relationship style banking and focus on community-based businesses, professional service groups and not-for-profit organizations is meeting the needs of a growing list of business clients."

During 2004 the company achieved excellent asset growth and for the first time the bank reported total assets in excess of $500 million. At year-end 2004, total assets were $516.7 million, an increase of $90.9 million for the year. Loan growth was primarily responsible for the growth in assets and at December 31, 2004 loans totaled $459.1 million, up 28.9% from year-end 2003. Although not as strong as the growth in loans, deposits also increased during the year. Total deposits at year end 2004 were $403.8 million while core deposits were $381.7 million, up 13.4% and 15.5%, respectively over those reported one year ago.

As anticipated and discussed in previous communications, Pacific Continental experienced compression in its net interest margin during 2004 due to the generally low interest rate environment. Although the bank’s cost of funds declined during the year, earning assets yields, principally loans, declined further resulting in the margin compression. As a percentage of earning assets, the bank’s net interest margin was 5.78 % for 2004 compared to 6.01% for 2003. This remains a strong ratio and a competitive differentiator for Pacific Continental, which has historically achieved net interest margins well above the FDIC reported figure for peer banks.

Throughout 2004 management was successful in improving the bank’s overall credit statistics. Nonperforming assets, net of government guarantees, at year-end were $1.4 million or 0.27% of total assets, compared to $2.2 million or 0.52% of total assets at year-end 2003. Management’s practice is to continually monitor and assess the loan portfolio and to aggressively take appropriate actions to protect shareholder interests whenever necessary. Net charge offs during 2004 were 0.08% of average net loans, the same as reported for 2003. With the improvement in the overall loan portfolio statistics, the bank was able to reduce its provision for loan losses; and during 2004 the bank made provisions of $0.5 million compared to $.9 million for 2003. The allowance for loan losses at December 31, 2004 was $5.2 million or 1.14% of outstanding loans, compared to $5.2 million, or 1.47% at year end 2003. In addition, $0.2 million was reserved for unfunded loan commitments at December 31, 2004. Management believes that the bank’s current reserves are sufficient and that future provisions are expected to reflect and support loan growth and any changes in business conditions.

Fourth Quarter Results:
Net income for the fourth quarter 2004 was $2.2 million, up 23.6% from the $1.8 million net income reported for the comparable quarter of 2003. Earnings per diluted share were $0.25 for the current quarter compared to $0.21 for the prior year fourth quarter. Return on assets and return on equity for the current quarter were 1.76% and 18.10%, respectively, comparing favorably to the 1.69% and 17.05%, respectively that were reported for the fourth quarter of 2003.

Operating revenue for the fourth quarter 2004 was $8.0 million, up 16.3% over the comparable quarter of the prior year. Net interest income was $6.9 million, up 19.7% over the $5.8 million for the fourth quarter of 2003, as the bank continued to benefit from the loan growth achieved in prior quarters. The net interest margin was 5.87% for the quarter up from the 5.74% for the third quarter 2004 and similar to the 5.89% for the fourth quarter 2003.

"We experienced good loan and core deposit growth during the fourth quarter although we did experience the seasonal decline in certain of our demand deposits late in the quarter that is typical for the fourth and first quarters. Our business pipeline is strong as we continue to expand new relationships and deliver the high quality banking services that has become a hallmark of Pacific Continental," concluded CEO Brown.

During the quarter the bank completed documentation and testing of Sarbanes-Oxley Section 404 internal controls. Total expenditures, excluding substantial employee resources, needed for complying with this act totaled approximately $91,000 for the full year, most of which was incurred during the fourth quarter. Management expects to file its annual Form 10-K on time as an accelerated filer and will include management’s assertions with regard to adequacy of its internal control system without the need for an SEC allowed extension.

Year 2004 Highlights:

•	Achieved average loan and core deposit growth of 16.1% and 19.0%, respectively, since December 31, 2003

•	Successfully improved overall credit quality of the loan portfolio

•	Achieved ROE and ROA of 17.26% and 1.71%, respectively, typical of PCBK’s historical performance

•	Declared and paid a 5-for-4 stock split

•	Declared and paid quarterly dividends totaling 25.2 cents (split-adjusted) a 15.6% increase over the prior year

•	Named for the fourth consecutive year to Seattle Times ‘Northwest 100’

•	Selected as the #1 place to work for by the Oregon Business magazine in its "Top 100 Best Companies" annual survey

•	Achieved expanded equity research coverage broadening awareness of the company by investors

Conference Call and Audio Webcast:

Pacific Continental Bank is offering a live conference call and audio Webcast for interested parties relating to its 2004 year-end and fourth quarter results on Wednesday, January 19th at 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page. Alternatively, interested listeners can listen to the conference call by calling (877) 411-6792, referencing "Pacific Continental year-end earnings" and providing the identifying code, 2474.

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the presentation or Webcast should be directed to Michael Reynolds at 541 686-8685.

About Pacific Continental

Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation. The bank delivers its highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state's two largest commercial markets. Pacific Continental targets the banking needs of community-based businesses, professional service groups, and not-for-profit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty years, and since 1979 the company has paid a cash dividend in twenty-five out of twenty-six years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine’s annual survey ranked Pacific Continental as the #1 Oregon company to work for within its size category. The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its "Business of the Year" during 2002, and Families in Good Company awarded the bank with its Quality Seal Award for employee flexibility in the workplace. Pacific Continental was also honored when the United Way of Lane County selected Pacific Continental as the "Outstanding Corporate Citizen" for its corporate leadership and ongoing commitment to the community. Pacific Continental's common stock is traded on the Nasdaq National Market under the stock symbol "PCBK". Additional information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

Safe Harbor

This release contains ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 (``PSLRA''). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks furnished or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

Pacific Continental Corporation
Consolidated Statements of Income
For the Years Ended
(Amounts in $ Thousands, except per share data)
	31-Dec-04	31-Dec-03
Interest income	$29,425	$26,529
Interest expense	$4,473	$4,309
Net interest income	$24,952	$22,220
Provision for loan losses	$500	$900
Noninterest income	$4,463	$4,946
Noninterest expense	$16,041	$15,202
Income before taxes	$12,874	$11,064
Taxes	$4,926	$4,233
Net income	$7,948	$6,831

Net income per share
Basic	$0.93	$0.81
Fully diluted	$0.90	$0.79

Outstanding shares at period end	8,654,134	8,487,234
Outstanding shares, year-to-date average (basic)	8,572,526	8,437,431
Outstanding shares, year-to-date average (diluted)	8,808,149	8,611,096

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)
	31-Dec-04	31-Dec-03
Interest income	$8,235	$6,809
Interest expense	$1,341	$1,049
Net interest income	$6,894	$5,760
Provision for loan losses	$200	$100
Noninterest income	$1,102	$1,116
Noninterest expense	$4,201	$3,879
Income before taxes	$3,595	$2,897
Taxes	$1,376	$1,102
Net income	$2,219	$1,795

Net income per share
Basic	$0.26	$0.21
Fully diluted	$0.25	$0.21

Outstanding shares, quarter average (basic)	8,640,405	8,473,459
Outstanding shares, quarter average (diluted)	8,958,675	8,716,243

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)
	For Period End		For Quarter End
Balance Sheet	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Loans at period end	$459,068	$356,077
Real estate secured loans at period end	$339,272	$253,733
Commercial loans at period end	$105,101	$86,900
Other loans at period end	$14,695	$15,444
Allowance for losses outstanding loans at period end	$5,224	$5,225
Allowance for outstanding commitments incl. in liabilities	$182	$0
Assets at period end	$516,674	$425,799
Core deposits at period end	$381,605	$330,473
Deposits at period end	$403,795	$356,099
Stockholders' equity at period end	$49,056	$42,234
Loans, average	$403,998	$347,381	$440,639	$348,740
Earning assets, average	$431,349	$369,574	$467,507	$387,672
Assets, average	$463,509	$402,195	$502,420	$421,228
Core deposits, average	$352,693	$296,418	$379,258	$325,186
Deposits, average	$379,619	$329,157	$407,821	$351,109
Stockholders' equity, average	$46,043	$39,758	$48,772	$41,756

Financial Performance
Return on average assets	1.71%	1.70%	1.76%	1.69%
Return on average equity	17.26%	17.18%	18.10%	17.05%
Net interest margin	5.78%	6.01%	5.87%	5.89%
Efficiency ratio	54.53%	55.96%	52.54%	56.41%
Net income per share
Basic	$0.93	$0.81	$0.26	$0.21
Fully diluted	$0.90	$0.79	$0.25	$0.21

Loan Quality
Loan charge offs	$516	$1,185	$161	$231
Loan recoveries	($197)	($917)	($88)	($68)
Net loan charge offs	$319	$268	$73	$163

Non-accrual loans	$1,004	$1,506
90-day past due	$213	$545
Total nonperforming loans	$1,217	$2,051
Government guarantees on
non-accrual and 90-day past due	($101)	($233)
Net nonperforming loans	$1,116	$1,818
Foreclosed properties	$262	$411
Total nonperforming assets, net of guarantees	$1,378	$2,229

Loan Quality Ratios
Non-accrual loans to total loans	0.22%	0.42%
Nonperforming assets to total assets	0.27%	0.52%
Allowance for loan losses to net nonperforming loans	468.10%	287.40%
Net loan charge offs to average loans	0.08%	0.08%
Allowance for loan losses to total loans	1.14%	1.47%